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                                                                    EXHIBIT 23.7



                         INDEPENDENT AUDITORS' CONSENT



     We consent to the use in this Amendment No. 3 to Registration Statement No. 333-48038 of Reliant Resources, Inc. on Form S-1 of our report on the consolidated balance sheet of Reliant Resources, Inc. and Subsidiary as of September 30, 2000, our report on the combined financial statements of Reliant Energy Mid-Atlantic Power Holdings, LLC and Related Companies as of December 31, 1999 and for the period from November 24, 1999 to December 31, 1999 and our report on the combined financial statements of Reliant Energy Services, Inc. and Related Company for the seven months ended July 31, 1997 appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP



Houston, Texas


December 29, 2000